UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 21, 2017

PAPERWEIGHT DEVELOPMENT CORP.

(Exact name of registrant as specified in its charter)

Delaware	333-82084-01	39-2014992
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

825 East Wisconsin Avenue, P.O. Box 359, Appleton, Wisconsin		54912-0359
(Address of principal executive offices)		(zip code)

920-734-9841

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

As part of Paperweight Development Corp.’s (the “Company”) ongoing operational improvement initiatives, on November 8, 2017, subject to any obligations of effects bargaining with representatives of Local 2-0469 of the United Steelworkers Union (the “United Steelworkers Union”), the Board of Directors of the Company authorized a plan for the Company to consolidate the majority of the carbonless paper coating and rewinding operations currently performed at its plant in Appleton, Wisconsin, to its integrated pulp and paper mill in Roaring Spring, Pennsylvania, and relocate the Appleton Plant’s sheeting operations to a facility operated by the Company near the mill. On December 21, 2017, the Company completed effects bargaining with the United Steelworkers Union.

The company expects the transition will begin in January and be completed in the third quarter of 2018. The consolidation plan will result in the shutdown of three under-utilized coaters and related rewinding and sheeting equipment at the Appleton Plant and the elimination of approximately 200 hourly and salaried jobs at that facility.

The Company anticipates that, in connection with implementing the plan, it will record pre-tax charges of approximately $6.8 to $7.3 million, of which approximately $3.0 to $3.5 million relate to employee termination costs (including related benefit costs) and approximately $3.8 million relate to impairment and accelerated depreciation on certain equipment. The remaining charges relate to other exit costs.

The Company expects that the vast majority of the charges will be incurred in the first three quarters of 2018 with the timing of the charges to be determined primarily by the provisions and structure of the severance arrangements.

The Company expects the plan will result in aggregate cash expenditures in the range of $4.0 to $6.5 million anticipated to be paid during the 2018 fiscal year. As previously announced, the Company expects to realize pretax benefits ranging from $13.0 to $14.0 million annually as a result of the plan.

Chapter 11 Filings

As previously disclosed, on October 1, 2017, the Company and substantially all of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief (the “Bankruptcy Petitions”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”, and the petitions for relief therein, the “Chapter 11 Filings”). The Debtors have obtained Bankruptcy Court authorization to jointly administer the Chapter 11 cases (the “Chapter 11 Cases”) under the caption “In re Appvion, Inc., et al.” Case No. 17-12082.

Forward-Looking Statements

In this report, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are not guarantees of results, and actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that could cause material impacts on the Company’s historical or anticipated financial results. Although the Company believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors under “Risk Factors” and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by the Company and the following important factors, among others, that could cause actual results to differ materially from those projected in such forward-looking statements:

•	the Debtors’ ability to obtain the approval of the Bankruptcy Court with respect to motions filed in the Chapter 11 Cases and the outcomes of Bankruptcy Court rulings and the Chapter 11 Cases in general;

•	the effectiveness of the overall restructuring activities pursuant to the Chapter 11 Filings and any additional strategies that the Debtors may employ to address their liquidity and capital resources;

•	the actions and decisions of creditors, regulators and other third parties that have an interest in the Chapter 11 Cases;

•	the actions and decisions of the Company’s material vendors, suppliers and customers in response to the Chapter 11 Cases; and

•	restrictions on the Debtors due to the terms of the Debtor’s Superpriority Senior Debtor-in-Possession Credit Agreement that the Debtors have entered into in connection with the Chapter 11 Cases and restrictions imposed by the Bankruptcy Court.

Many of these factors are beyond the Company’s ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. All such statements speak only as of the date made, and the Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2017

PAPERWEIGHT DEVELOPMENT CORP.

By:	/s/ Kevin M. Gilligan
Kevin M. Gilligan
President and Chief Executive Officer
Date:	December 28, 2017